The Lazard Funds, Inc.
Securities Purchases during an Underwriting involving
Lazard Freres & Co. LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended December 31, 2004


Portfolio:			Lazard Small Cap Portfolio

Security:			Assured Guaranty Ltd.

Date Purchased:			04/22/04

Total Shares Offered:		49,000,000

Price Per Share:		$18.00

Shares Purchased
by the Portfolio *:		292,300

Total Principal Purchased
by the Portfolio *:		$5,261,400

% of Offering Purchased
by the Portfolio:		0.60%

% of Offering Purchased
by all Portfolios
(25% Maximum*):			2.00%

Broker:				Bank of America


Note: Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.